ASSET PURCHASE AGREEMENT

between

ActionPoint, Inc.

a Delaware corporation;

and

Chordiant Software, Inc.,

a Delaware corporation

____________________________

Dated as of May 17, 2001

____________________________

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of May 17, 2001, by and between ActionPoint, Inc., a Delaware corporation (the "Seller") and Chordiant Software, Inc., a Delaware corporation (the "Purchaser"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

    The Seller is engaged in the business of, among other things, producing, marketing, distributing, selling and servicing the Dialog Server Products.

    The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Seller's right, title and interest in and to the tangible and intangible assets of the Seller relating to or used in connection with the Dialog Server Product Business, together with the goodwill associated with such assets, and Purchaser is willing to assume certain specified obligations and liabilities of Seller, all as more fully described below on the terms and conditions set forth herein.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

  Sale of Assets; Related Transactions.

    Sale of Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Assets" shall mean and include: the properties, rights, interests and other tangible and intangible assets of the Seller that are related to the Dialog Server Product Business as set forth on Part 1.1(1) of the Disclosure Schedule.

    Purchase Price.

      As consideration for the sale of the Assets to the Purchaser (collectively, the "Purchase Price"):

        the Purchaser shall pay to the Seller, by wire transfer of immediately available funds, a total of One Million Seven Hundred Fifty-Three Thousand Five Hundred Ten Dollars (US $1,753,510) equal to the amount of One Million Eight Hundred Thousand Dollars (US $1,800,000) less the amount of unpaid vacation and sick time as of the Closing Date accrued by Seller as set forth in Part 1.2(a)(i) of the Disclosure Schedule, attributable to the employees set forth in such Schedule (which employees have elected to carry over such accrued time with the Purchaser) (the "Accrued Time");

        the Purchaser shall issue to the Seller, 1,569,823 shares of common stock of the Purchaser;

        the Purchaser shall cause to be deposited the sum of Two Hundred Thousand Dollars (US $200,000) and 163, 724 shares of common stock of the Purchaser (together with any funds substituted for shares therein in accordance with the Escrow Agreement, the "Escrow Fund") in an escrow account (the "Escrow Account") to be established as of the Closing Date (as defined below) pursuant to an Escrow Agreement among the Seller, the Purchaser and State Street Bank and Trust Company of California, N.A. (the "Escrow Agent"), in substantially the form of Exhibit B hereto (the "Escrow Agreement"); and

        at the Closing, the Purchaser shall assume the Assumed Liabilities.

      For purposes of this Agreement "Assumed Liabilities" shall mean only (i) such warranty and support obligations with respect to existing Dialog Server Product Business customers, to the extent not required to be discharged by Seller as of the Closing, under such Seller Contracts listed in Part 1.2(b) of the Disclosure Schedule and (ii) the Accrued Time, and shall not include any other Liabilities; provided, further, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities" shall not include, and the Purchaser shall not assume or be required to perform any other Liability that is not referred to specifically in this Section 1.2(b) as an Assumed Liability.

    Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser's affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses imposed on the Purchaser that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions, but only to the extent that such taxes, charges, fees or expenses relate to periods ending on or prior to the Closing Date (including arising out of the Closing) or transactions or events occurring on or prior to the Closing Date.

    Allocation. Within thirty days following the Closing Date, the Purchaser and the Seller shall mutually agree as to the manner in which the consideration referred to in Sections 1.2(a)(i), 1.2(a)(ii), 1.2(a)(iii) and 1.2(a)(iv) is to be allocated among the Assets, and shall produce a statement with respect to such allocation. Such statement shall be prepared using the allocation methods and principles required by Section 1060 of the Code and the regulations promulgated thereunder. The allocation prescribed by such statement shall be conclusive and binding upon the Seller and Purchaser for all purposes, and the Seller and Purchaser shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

    Closing.

      The closing of the sale of the Assets to the Purchaser (the "Closing") shall take place at the offices of Cooley Godward llp in Palo Alto, California, at 10:00 a.m. PST on the date of execution of this Agreement (the "Closing Date").

      Simultaneously with the execution of this Agreement:

        the Purchaser shall pay to the Seller, by wire transfer of immediately available funds, a total of One Million Seven Hundred Fifty-Three Thousand Five Hundred Ten Dollars (US $1,753,510) as contemplated by Section 1.2(a)(i) hereof;

        the Purchaser shall cause to be issued to the Seller, 1,569,823 shares of common stock of the Purchaser as contemplated by Section 1.2(a)(ii) hereof;

        the Purchaser shall cause to be deposited the Escrow Fund in the Escrow Account to be established as of the Closing Date (as defined below) pursuant to the Escrow Agreement, as contemplated by Section 1.2(a)(iii) hereof;

        the Seller shall execute and deliver to the Purchaser the Warranty Bill of Sale and Assignment in substantially the form set forth as Exhibit C hereto, a Trademark Assignment in the form set forth in Exhibit D hereto, a UCC-3 or other document evidencing the release by Comerica Bank of all liens on the Assets and such other bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Purchaser or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances;

        the Seller shall deliver a receipt for the payment contemplated by Sections 1.2(a)(i) and 1.2(a)(ii) hereof;

        Johannes Schmidt and Kevin Shen shall execute and deliver to the Purchaser a consulting agreement in form as agreed between Purchaser and Messrs. Schmidt and Shen, respectively;

        the Seller shall deliver a copy, certified as of the Closing by an appropriate officer of the Seller, of the resolutions of the Board of Directors of the Seller approving the execution, delivery and performance of the Transactional Agreements;

        the Seller shall provide to the Purchaser and its Representatives all materials and information regarding the know-how, technology, and other intellectual property included in the Assets (the "Transferred Intellectual Property"), including delivery of the tangible items and information and electronic copies of any copyrighted material listed in Part 1.1(1) of the Disclosure Schedule in accordance with Purchaser's written instructions;

        the Seller and the Purchaser shall each execute and deliver a registration rights agreement for the Shares, in the form of Exhibit E (the "Registration Rights Agreement"); and

        the Seller and Purchaser shall each execute and deliver an end-user license agreement for the Dialog Server Product, in the form of Exhibit F (the "License Agreement").

  Representations and Warranties of the Seller.

  The Seller hereby represents and warrants, to and for the benefit of the Indemnitees, as follows (provided, however, that that any representation or warranty as to the enforceability of an agreement shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies):

    Due Organization; No Subsidiaries; Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. In order to conduct the Dialog Server Product Business as conducted by Seller immediately prior to Closing, the Purchaser is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions listed in Part 2.1(a) of the Disclosure Schedule. Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Seller is in good standing as a foreign corporation in each of the jurisdictions listed in Part 2.1(a) of the Disclosure Schedule. No portion of the Dialog Server Product Business has been conducted by a subsidiary or affiliate of the Seller. Except as set forth in Part 2.1(c), the Seller has never conducted the Dialog Server Product Business under, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than "ActionPoint, Inc."

    Records. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of the Seller, the board of directors of the Seller and all committees of the board of directors of the Seller with respect to the sale of the Dialog Server Product Business to the Purchaser. The books of account and other records of the Seller with respect to the Dialog Server Product Business are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Seller with respect to the Dialog Server Product Business are in the actual possession and direct control of the Seller or its Representatives.

    Financial Statements. The Seller has delivered or made available to the Purchaser the following financial statements (collectively, the "Financial Statements"): (a) the consolidated balance sheets of the Seller as of December 31, 1998, December 31, 1999 and December 31, 2000, and the related consolidated statements of operations and cash flows for the years then ended; and (b) the consolidated balance sheet of the Seller as of March 31, 2001 (the "Interim Balance Sheet"), and the related consolidated statements of operations and cash flows for the nine months then ended. The Financial Statements are accurate and complete in all respects, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto) and present fairly the financial position of the Seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

    Absence Of Changes. Since March 31, 2001:

      there has not been any material adverse change in, and no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance or net income of the Dialog Server Product Business;

      the Seller has not purchased or otherwise acquired any Asset from any other Person, except for supplies acquired by the Seller in the Ordinary Course of Business;

      the Seller has not leased or licensed any Asset from any other Person;

      the Seller has not made any material capital expenditure with respect to the Dialog Server Product Business;

      except as set forth in Part 2.4(e) of the Disclosure Schedule, the Seller has not sold or otherwise transferred, or leased or licensed, any Asset to any other Person;

      the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness relating to the Dialog Server Product Business other than in the Ordinary Course of Business;

      the Seller has not made any loan or advance to any other Person in connection with the conduct of the Dialog Server Product Business;

      the Seller has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its employees or independent contractors who are primarily employed in connection with the Dialog Server Product Business;

      no Seller Contract included in the Assets has been amended or terminated;

      with respect to the Dialog Server Product Business, the Seller has not incurred, assumed or otherwise become subject to any material Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

      the Seller has not forgiven any debt or otherwise released or waived any right or claim in connection with the Dialog Server Product Business other than in the Ordinary Course of Business;

      the Seller has not changed any of its methods of accounting or accounting practices in any respect;

      in connection with the Dialog Server Product Business, the Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

      the Seller has not agreed, committed or offered (in writing or otherwise) to take any action that is reasonably likely to make any of the Seller's representations contained in this Section 2.4 untrue or incorrect.

    Title To Assets. Except as set forth in Part 2.5(a) of the Disclosure Schedule, the Seller owns, and has good and marketable title to, all of the Assets. Except as set forth in Part 2.5(b) of the Disclosure Schedule, all of said Assets are owned by the Seller free and clear of any Encumbrances. As of the Closing, the Seller shall convey to the Purchaser, and the Purchaser shall acquire, good and marketable title to the Assets (except as set forth in Part 2.5(a) of the Disclosure Schedule), free and clear of any Encumbrances. Part 2.5(c) of the Disclosure Schedule identifies all of the Assets that are being leased or licensed to the Seller. Except as set forth in Part 2.5(d) of the Disclosure Schedule and except for office space and office equipment (including workstations) used in the Ordinary Course of Business, the Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Purchaser to conduct the Dialog Server Product Business in the manner in which such business has been conducted by Seller immediately prior to Closing.

    [Reserved.]

    [Reserved.]

    Customers; Distributors. Part 2.8 of the Disclosure Schedule accurately identifies the revenues received from, each customer or other Person that (together with such customer's or other Person's affiliates) accounted for (i) more than $25,000 of the gross revenues of the Dialog Server Product Business in 1998, 1999 or 2000, or (ii) more than $25,000 of the gross revenues of the Dialog Server Product Business in the first five months of 2001. The Seller has not received any notice or other communication (in writing or otherwise) indicating that any customer or other Person identified or required to be identified in Part 2.8 of the Disclosure Schedule may cease dealing with the Dialog Server Product Business or may otherwise materially reduce the volume of business transacted by such Person with the Dialog Server Product Business below historical levels, whether due to the consummation of this transaction or otherwise. Neither the Seller nor any of its Representatives has received any notice or other communication (in writing or otherwise), or has received any other information, indicating that any distributor of any of the products of the Dialog Server Product Business may cease acting as a distributor of such products or otherwise dealing with the Dialog Server Product Business, whether due to the consummation of this transaction or otherwise.

    [Reserved.]

    Equipment, Etc. Part 2.10 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Seller and used primarily in connection with the Dialog Server Product Business as conducted by Seller immediately prior to Closing. Part 2.10 of the Disclosure Schedule also accurately identifies all tangible assets leased to the Seller that primarily relate to the Dialog Server Product Business. Each asset identified or required to be identified in Part 2.10 of the Disclosure Schedule that is being purchased by Purchaser: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable material Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 2.10 of the Disclosure Schedule are adequate for the conduct of the Dialog Server Product Business by Seller immediately prior to Closing. Notwithstanding the foregoing, the representations in this Section 2.10 shall exclude office space and office equipment (including workstations) used in the Ordinary Course of Business.

    [Reserved.]

    Proprietary Assets.

      Part 2.12(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by Seller and registered with any Governmental Body or for which an application has been filed with any Governmental Body, the names of the jurisdictions covered by the applicable registration or application. Part 2.12(a)(ii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset owned by the Seller that is material to the Dialog Server Product Business as conducted by the Seller immediately prior to Closing. There are no ongoing royalty or payment obligations that Seller knows could exceed $10,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to the Seller by any Person and is material to Dialog Server Product Business as conducted by the Seller immediately prior to Closing (except for any Proprietary Asset that is licensed to the Seller under any third party software license generally available to the public). The Seller has good and valid title to all of the Seller Proprietary Assets identified or required to be identified in Parts 2.12(a)(i) and 2.12(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances, except for any lien for current taxes not yet due and payable or other encumbrance identified herein. Except as set forth in Part 2.12(a)(ii) of the Disclosure Schedule, the Seller has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.12(a)(i) and (ii) of the Disclosure Schedule, subject in all cases to any use, license or other restriction contained in any license or other arrangement in which the Proprietary Asset is made available to Seller. The Seller has not developed jointly with any other Person any Seller Proprietary Asset with respect to which such other Person has any rights. There is no Seller Contract (with the exception of end user license agreements) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Seller Proprietary Asset.

      Except as set forth in Part 2.12(b) of the Disclosure Schedule, Seller has taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Seller Proprietary Assets (except Seller Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, (i) each current or former employee of the Seller who is or was involved in, or who has contributed to, the creation or development of any material Seller Proprietary Asset has executed and delivered to the Seller an agreement that is substantially in the form of Confidential Information and Invention Assignment Agreement previously delivered by the Seller to the Purchaser, and (ii) each current and former consultant and independent contractor to the Seller who is or was involved in, or who has contributed to, the creation or development of any material Seller Proprietary Asset has executed and delivered to the Seller an agreement that is substantially in the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to the Purchaser. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Seller Proprietary Asset.

      Except as disclosed in Part 2.12(c) of the Disclosure Schedule, none of the Seller Proprietary Assets infringes, misappropriates, conflicts with or makes any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person. The Seller has never received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the knowledge of the Seller, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Seller Proprietary Asset.

      Except as disclosed in Part 2.5(d) of the Disclosure Schedule, the Seller Proprietary Assets constitute all of the intellectual property necessary to enable the Purchaser to conduct the Dialog Server Product Business in the manner that such business has been conducted by Seller immediately prior to Closing. The Seller has not (i) licensed any of the material Seller Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Seller to exploit fully any material Seller Proprietary Assets or to transact business in any market or geographical area or with any Person.

      The Seller has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Seller Source Code or the release from any escrow of any other Seller Proprietary Asset. There are no Contracts pursuant to which the Seller has deposited or is required to deposit with an escrowholder or any other Person of any Seller Source Code, and the execution of this Agreement and the consummation of any of the transactions contemplated hereby could not reasonably be expected to result in the release or disclosure of any Seller Source Code or the release from any escrow of any other Seller Proprietary Asset.

      Except with respect to demonstration or trial copies, to the knowledge of the Seller, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Seller to any Person in the conduct of the Dialog Server Product Business contained, at the time of delivery, any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    Contracts.

      Part 2.13(a) of the Disclosure Schedule identifies each Seller Contract, except for any Immaterial Contract. The Seller has delivered or made available to the Purchaser accurate and complete copies of all Contracts identified in Part 2.13(a) of the Disclosure Schedule, including all amendments thereto, and, with respect to oral Contracts, an accurate and complete description of the terms thereof. Each Seller Contract is valid and in full force and effect.

      Except as set forth in Part 2.13(b) of the Disclosure Schedule: (i) no Person has materially violated or breached, or declared or committed any material default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any material right under any Seller Contract.

      The Seller has no reason to believe that any Person against which the Seller has or may acquire any rights under any Seller Contract is insolvent or is unable to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

      The Seller has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Seller has never pledged any of the Assets to secure, the performance or payment of any obligation or other Liability of any other Person.

      The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

      No Person is renegotiating, or has the contractual right to renegotiate (other than the general right any party has to renegotiate and amend an existing contract), any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

      Except with respect to those Seller Contracts for which third party consents are required pursuant to Section 1.5(b)(viii), the Seller has no knowledge of any basis upon which any party to any Seller Contract may object to (i) the assignment to the Purchaser of any right under such Seller Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Seller Contract.

      The Contracts identified in Part 2.13(a) of the Disclosure Schedule collectively constitute all of the Contracts, except for Immaterial Contracts, necessary to enable the Purchaser to conduct the Dialog Services Product Business in the manner in which such business has been conducted by Seller immediately prior to Closing.

    Liabilities; Major Suppliers.

      There are no suppliers or other Persons that (together which such Person's Affiliates) received (i) more than $10,000 in the aggregate from the Seller in 1998, 1999 or 2000, or (ii) more than $10,000 in the aggregate from the Seller in the first five months of 2001, primarily in connection with the Dialog Server Product Business.

      The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due or (vi) taken or been the subject of any action that may have a material adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

    Compliance with Legal Requirements. (a) The Seller is in material compliance with each Legal Requirement that is applicable to the conduct of the Dialog Server Product Business (as conducted by Seller immediately prior to Closing) or the ownership or use of any of the Assets; (b) The Seller has at all times been in material compliance with each Legal Requirement that is applicable to the conduct of the Dialog Server Product Business (as conducted by the Seller immediately prior to Closing) or the ownership or use of any of the Assets; (c) To the knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Seller of, or a material failure on the part of the Seller to comply with, any Legal Requirement; and (d) The Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. To the knowledge of Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Dialog Server Product Business or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

    Governmental Authorizations. Part 2.16 of the Disclosure Schedule identifies each material Governmental Authorization that is held by the Seller or any employee of Seller and relates primarily to the Dialog Server Product Business. The Seller has delivered to the Purchaser accurate and complete copies of all of the material Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each material Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule is valid and in full force and effect. The Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule. The Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization in connection with the Dialog Server Product Business. All applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule constitute all of the material Governmental Authorizations necessary (i) to enable the Seller to conduct the Dialog Server Product Business as conducted by Seller immediately prior to Closing, and (ii) to permit the Seller to own and use the Assets in the manner in which they have been owned and used immediately prior to Closing.

    Tax Matters.

      Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Seller in connection with the Dialog Server Product Business has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Seller with respect to the Dialog Server Product Business has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

      There are no ongoing examinations or audits of any Tax Return of the Seller.

      No claim or other Proceeding is pending or has been threatened against or with respect to the Seller in respect of any Tax with respect to the Dialog Product Server Business. There are no unsatisfied Liabilities for such Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Seller. The Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

    Employee And Labor Matters.

      Part 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Seller (except for Kevin Shen and Johannes Schmidt) employed primarily in connection with the Dialog Server Product Business (including any employee who is on a leave of absence or on layoff status) (except for Messrs. Shen and Schmidt, each a "Dialog Employee"): (i) the name and title of such employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 1999 and with respect to services performed in 2000; (iii) such employee's annualized compensation as of the date of this Agreement; (iv) the number of hours of sick-time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof; and (v) the number of hours of vacation time which such employee has accrued as of the date hereof and the aggregate dollar amount thereof.

      Except as set forth in Part 2.18(b) of the Disclosure Schedule, the Seller is not a party to or bound by, and has never been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar Contract with respect to any Dialog Employee.

      The employment of the Dialog Employees by Seller is terminable by the Seller at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by law.

      To the knowledge of the Seller: (i) no Dialog Employee intends to terminate his employment, except to join the employ of Purchaser; (ii) no Dialog Employee has received an offer to join a business that may be competitive with the business of the Seller, except in connection with the transactions contemplated by this Agreement; and (iii) no Dialog Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller or as an employee of the Purchaser, or (B) the Dialog Server Product Business as operated by the Seller or the Purchaser.

      With respect to the Dialog Employees, the Seller has: (i) complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (the "INA"); (ii) complied with the paperwork provisions and anti- discrimination provisions of the INA; and (iii) obtained and maintained the employee records and I-9 forms with respect to such Dialog Employees in proper order as required by law and will transfer such records relating to such Dialog Employees as are employed by Purchaser at the Closing. Except as set forth on Part 2.18(e) of the Disclosure Schedule, the Seller does not employ any Dialog Employees who are not citizens of the United States and who are not authorized to work in the United States.

      Part 2.18(f) of the Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom the Seller has made any payment since December 31, 1999 in connection with the Dialog Server Product Business.

    Environmental Matters. To the knowledge of the Seller, the Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site at which the Dialog Server Product Business was or is conducted. The Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material.

    No material expenditures are or will be required by Purchaser in connection with the operation of the Dialog Server Product Business as conducted by Seller immediately prior to Closing or proposed to be conducted by Seller, in order to comply with any Legal Requirement relating to environmental or safety requirements, and the consummation of the transactions contemplated by this Agreement will not impose any obligations under applicable laws relating to environmental or safety requirements for site investigation or cleanup, or notification to or consent of any Governmental Body or third party.

    2.20 [Reserved].

    Sale of Products. Each product that has been sold in the conduct of the Dialog Server Product Business to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any material design defects, construction defects or other material defects or deficiencies at the time of sale to the extent warranted to any end-user. Except as set forth in Part 2.21 of the Disclosure Schedule, no product manufactured or sold by the Seller in the conduct of the Dialog Server Product Business has been the subject of any recall or other similar action; and, to the knowledge of Seller, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

    Performance Of Services. All services that have been performed on behalf of the Seller that relate to conduct of the Dialog Server Product Business were performed properly and in full conformity with the material terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. There is no claim pending or, to the knowledge of Seller, being threatened against the Seller relating to any services performed by the Seller, and to the knowledge of the Seller there is no basis for the assertion of any such claim.

    [Reserved.]

    Related Party Transactions. (a) No Related Party has any direct or indirect interest of any nature in any of the Assets; (b) No Related Party is, or has at any time since December 31, 2000 been indebted to Seller solely in connection with the Dialog Server Products Business; (c) Since December 31, 2000, no Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving the Seller; (d) No Related Party is competing, or has at any time since December 31, 2000 competed, directly or indirectly, with the Dialog Server Products Business; (e) No Related Party has any claim or right against the Seller or the Assets; and (f) No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Seller or the Assets.

    Foreign Corrupt Practices. In connection with the conduct of the Dialog Server Products Business, the Seller has not, and, to the knowledge of the Seller, no officer, employee, agent or other Person authorized to act on behalf of the Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

    Proceedings; Orders. There is no pending Proceeding, and no Person has, to the knowledge of Seller, threatened to commence any Proceeding against Seller: (i) that involves, relates to or might affect the Dialog Server Products Business or any of the Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. No Proceeding has ever been commenced by or against the Seller in connection with the Dialog Server Products Business. There is no Order to which the Dialog Server Product Business or any Assets owned or leased by the Seller, is subject; and no Related Party is subject to any Order that relates to the Dialog Server Product Business or to any of the Assets. To the knowledge of Seller, no employee of the Seller is subject to any Order that may prohibit the employee from engaging in or continuing any conduct, activity or practice relating to the Dialog Server Products Business. There is no proposed Order naming Seller that, if issued or otherwise put into effect, (i) may have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or net income of the Dialog Server Products Business or on the ability of the Seller to materially comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

    Authority; Binding Nature Of Agreements. The Seller has the requisite power and authority to enter into and to perform its obligations under each of the Transactional Agreements. The execution, delivery and performance by the Seller of the Transactional Agreements have been duly authorized by all necessary action on the part of the Seller and its Stockholders, board of directors and officers. Upon the execution of each of the Transactional Agreements at the Closing, each of the Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

    Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

      contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Assets, is subject;

      cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

      cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

      contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets, or is held by the Seller or any employee of the Seller in connection with the conduct of Dialog Server Product Business as conducted by the Seller immediately prior to Closing;

      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Seller Contract;

      give any Person the right to (i) declare a default or exercise any remedy under any Seller Contract, (ii) accelerate the maturity or performance of any Seller Contract, or (iii) cancel, terminate or modify any Seller Contract; or

      result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

    The Seller was not, is not nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person (except the board of directors of the Seller) in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

    Brokers. Except as set forth in Part 2.29 of the Disclosure Schedule, the Seller has not agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

    Investment Representations In connection with the issuance of the Purchaser's common stock hereunder (the "Shares"), as contemplated by Sections 1.2 (a)(ii) and 1.2 (a)(iii), the Seller hereby represents and warrants as follows:

      The Seller is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"). Seller is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Seller has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

      Seller understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Seller's investment intent as expressed herein.

      The Seller further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or an exemption from such registration is available. Purchaser understands that any certificates evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act and, if the Purchaser shall so reasonably request in writing, an opinion of counsel reasonably satisfactory to the Purchaser is obtained to the effect that the transaction is so exempt and in compliance with applicable state law.

    Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of fact relating to Seller; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information of Seller contained therein not misleading. All of the information set forth in the Disclosure Schedule (except with respect to Part 3.5(a) thereof) is accurate and complete in all material respects.

  Representations and Warranties of the Purchaser.

  The Purchaser represents and warrants, to and for the benefit of the Seller, as follows (provided, however, that that any representation or warranty as to the enforceability of an agreement shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies):

    Authority; Binding Nature Of Agreements. The Purchaser has the requisite power and authority to enter into and to perform its obligations under each of the Transactional Agreements. The execution, delivery and performance by the Purchaser of the Transactional Agreements have been duly authorized by all necessary action on the part of the Purchaser and its stockholders, board of directors and officers. Upon the execution of each of the Transactional Agreements at the Closing, each of the Transactional Agreements to which the Purchaser is a party will constitute the legal, valid and binding obligation of the Purchaser and will be enforceable against the Purchaser in accordance with its terms.

    Brokers. The Purchaser has not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

    Valid Issuance. The Shares to be issued in the Transaction will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. Assuming the accuracy of the representations and warranties of the Seller set forth in Section 2.30, the issuance of the Shares in the Transaction will be made in accordance with all applicable securities laws.

    Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly qualified and in good standing in all jurisdictions in which it is required to be so qualified in order to conduct its business as presently conducted.

    SEC Filings of the Purchaser.

      The Purchaser has made available to the Seller accurate and complete copies of each form, report, schedule, registration statement and other document filed by the Purchaser with the SEC between December 6, 1999 and the date of this Agreement (the "Purchaser SEC Documents"). The Purchaser has timely filed with the SEC all Purchaser SEC Documents. The Purchaser SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act applicable to such Purchaser SEC Documents as the case may be at the time they were filed (or, if any such Purchaser SEC Document was amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing). Except as set forth in Part 3.5(a) of the Disclosure Schedule, the Purchaser has timely filed all forms, reports and documents required to be filed with the National Association of Securities Dealers, Inc.

      The consolidated financial statements of the Purchaser included in the Purchaser SEC Documents complied in all material respects at the time of filing with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

    Compliance with Legal Requirements. (a) The Purchaser is in material compliance with each Legal Requirement that is applicable to the conduct of its business as conducted immediately prior to Closing; (b) The Purchaser has at all times been in material compliance with each Legal Requirement that is applicable to the conduct of its business as conducted immediately prior to Closing; (c) No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Purchaser of, or a material failure on the part of the Purchaser to comply with, any Legal Requirement; and (d) The Purchaser has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Purchaser to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. To the knowledge of Purchaser, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business of the Purchaser as conducted immediately prior to Closing or on the ability of the Purchaser to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

    Proceedings; Orders. There is no pending Proceeding, and no Person has, to the knowledge of Purchaser, threatened to commence any Proceeding against Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. There is no proposed Order naming the Purchaser that, if issued or otherwise put into effect, (i) may have a material adverse effect on the business of the Purchaser as conducted immediately prior to Closing or on the ability of the Seller to materially comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

    Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser is subject. The Purchaser was not, is not nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

    Full Disclosure. None of the Transactional Agreements contains or will contain any untrue statement of fact relating to Purchaser; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information of Purchaser contained therein not misleading. All of the information set forth in Part 3.5(a) of the Disclosure Schedule is accurate and complete in all material respects.

  Indemnification, Etc.

    Survival Of Representations And Covenants.

      The representations, warranties, covenants and obligations of each party to this Agreement shall survive the Closing and the sale of the Assets to the Purchaser. Subject to Section 4.1(c) hereto, all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive until the first anniversary of the Closing Date; provided further that (i) the representation set forth in Section 2.12(c) shall survive until the date that is 270 days from and after the Closing Date (including the Closing Date), and (ii) the covenants contained in Sections 1.3, 5.1, 5.2, 5.3, 6.2 and 6.3 shall survive until the third anniversary of the Closing Date. Subject to Section 4.1(c), no Purchaser Indemnitee shall make any claim hereunder, including pursuant to Sections 2.5 and 2.12(b) hereof, against the Seller with respect to the subject matter of Section 2.12(c) after the date that is 270 days from and after the Closing Date (including the Closing Date).

      The representations, warranties, covenants and obligations of the Indemnifying Party, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

      If a Claim Notice (as defined below) relating to any representation, warranty, covenant or obligation is given to the Indemnifying Party on or prior to the first anniversary of the Closing Date (or, in the case of Section 2.12(c) only, the date that is 270 days from and after the Closing Date (including the Closing Date)), then, notwithstanding anything to the contrary contained in this Section 4.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect (solely with respect to the claim specified in the Claim Notice) until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Section 4.2) as specified in such Claim Notice that is based directly or indirectly upon, or that relates directly or indirectly to, any Breach or alleged Breach of such representation or warranty has been Definitively Resolved.

      For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Indemnifying Party a written notice stating that such Indemnitee believes that there is or has been a Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such Breach.

      For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the applicable party in this Agreement.

    Indemnification by the Seller. Subject to the provisions of Section 4.1 and 4.5, the Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

      any Breach of any of the representations or warranties made by the Seller in this Agreement or any of the other Transactional Agreements;

      any Breach by the Seller of any representation, warranty, statement, information or provision made by the Seller contained in the Disclosure Schedule or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives and attached hereto;

      any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

      any Liability of the Seller or of any Related Party (including any failure to comply with any bulk transfer laws or similar Legal Requirements in connection with any of the Transactions) other than (i) the Assumed Liabilities and (ii) any Liability arising out of any Breach included in clause "(a)", "(b)" or "(c)" above; or

      any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(a)," "(b)," "(c)," or "(d)," above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 4).

    Indemnification By Purchaser. Subject to the provisions of Section 4.1 and 4.5, the Purchaser shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by the Seller Indemnitees or to which the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

      any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis;

      any Breach of any representation or warranty made by the Purchaser in this Agreement;

      any Breach by the Purchaser of any representation, warranty, statement, information or provision made by the Purchaser in the Disclosure Schedule or in any other document delivered or otherwise made available to the Purchaser or any of its Representatives and attached hereto;

      any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements; or

      any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clause "(a)", "(b)", "(c)" or "(d)" above (including any Proceeding commenced by the Seller for the purpose of enforcing its rights under this Section 4.3).

    Setoff. In addition to any rights of setoff or other rights that the Indemnifying Party or any of the other Indemnitees may have at common law or otherwise, the Indemnifying Party shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 4 from any amount otherwise payable by any Indemnitee to the Indemnifying Party. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted. The amount which any Indemnifying Party may be required to pay to or on behalf of an Indemnitee pursuant to this Section 4 shall be reduced by (i) any amounts received by such Indemnitee from an insurance carrier or paid and resolved by an insurance carrier on behalf of such Indemnitee (in a matter which shall result in no further liability to the Indemnitee), in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, cost or reserve paid or held by or for the benefit of the Indemnitee or (iii) any tax deductions claimed by the Indemnitee in respect of Damages, such tax benefit calculated at the Indemnitee's incremental effective tax rate.

    Exclusivity Of Indemnification Remedies; Limitations.

      Notwithstanding anything to the contrary herein, (i) except in the case of fraud and willful misrepresentation and willful misconduct and subject to Section 6.10, the indemnification remedies and other remedies provided in this Section 4 shall be the exclusive remedy that the Seller Indemnitees and the Purchaser Indemnitees, respectively, may be entitled to exercise for any and all claims described in this Section 4; (ii) with respect to the Purchaser Indemnitees, the indemnification obligations hereunder shall not be the exclusive remedy, and the monetary limitations set forth in Section 4.5(b)(i) shall not apply, as to claims under Sections 4.2(d) and 4.2(e) (as relates to Section 4.2(d)); and (iii) with respect to Seller Indemnitees, the indemnification obligations hereunder shall not be the exclusive remedy, and the monetary limitations set forth in Section 4.5(b)(ii) shall not apply, as to claims under Sections 4.3(a) and 4.3(e) (as relates to Section 4.3(a)).

      (i) The sole recourse of the Purchaser Indemnitees against the Seller under this Agreement shall be to the Escrow Fund in accordance with the terms of the Escrow Agreement, except as explicitly set forth in Section 4.5(a); and

        in no event shall the maximum aggregate liability of the Purchaser with respect to its indemnification obligations hereto exceed the aggregate amount of Five Million Four Hundred Thousand Dollars ($5,400,000), except as explicitly set forth in Section 4.5(a).

      An Indemnifying Party shall have an obligation to pay a Definitively Resolved indemnity claim only if and to the extent the accumulated amount of all such claims against the Indemnifying Party shall exceed the Indemnification Threshold, at which time such Indemnifying Party shall thereafter be liable on a dollar-for-dollar basis for the full amount of all such claims and shall reimburse the applicable Indemnitee for an amount equal to the Indemnification Threshold. Notwithstanding the foregoing, Definitively Resolved claims pursuant to Sections 4.2(a) (with respect to 2.30 only), 4.2 (c) (with respect to Sections 1.3, 5.1,. 5.2, 5.3, 6.1, 6.2 and 6.3 only), 4.2(d) and 4.2(e) (as relates to the foregoing) and 4.3(a), 4.3(b) (with respect to Section 3.3 only), 4.3(d) (with respect to Sections 5.1, 5.2, 5.3, 6.1, 6.2 and 6.3 only) and 4.3(e) (as relates to the foregoing) shall not be subject to the Indemnification Threshold, shall be payable on a dollar-for-dollar basis and shall be applied against the Indemnification Threshold.

    Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser or Seller, against any Indemnitee or against any other Person) with respect to which the Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 4, the Indemnitee shall have the right, at its election, to designate the Indemnifying Party to assume the defense of such claim or Proceeding at the sole expense of the Indemnifying Party. If the Indemnitee so elects to designate the Indemnifying Party to assume the defense of any such claim or Proceeding:

      the Indemnifying Party shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Indemnitee;

      the Indemnitee shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Proceeding;

      the Indemnifying Party shall keep the Indemnitee informed of all material developments and events relating to such claim or Proceeding;

      the Indemnitee shall have the right to participate in the defense of such claim or Proceeding;

      the Indemnifying Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Indemnitee; and

      the Indemnitee may at any time (notwithstanding the prior designation of the Indemnifying Party to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

      If the Indemnifying Party does not elect to designate the Indemnitee to assume the defense of any such claim or Proceeding (or if, after initially designating the Indemnifying Party to assume such defense, the Indemnitee elects to assume such defense), the Indemnitee may proceed with the defense of such claim or Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Proceeding on its own:

        all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Indemnifying Party;

        the Indemnifying Party shall make available to the Indemnitee any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

        the Indemnitee shall keep the Indemnifying Party informed of all material developments and events relating to such claim or Proceeding; and

        the Indemnitee shall have the right to settle, adjust or compromise such claim or Proceeding with the consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall not unreasonably withhold such consent.

    Exercise Of Remedies By Indemnitees Other Than Purchaser or Seller. No Purchaser Indemnitee or Seller Indemnitee (other than the Purchaser or Seller, as applicable, or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser or Seller (or any successor thereto or assign thereof, respectively) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

    Treatment of Indemnity Payments. Any indemnity payments made pursuant to this Article 4 shall, to the extent permitted by applicable law, be treated as an adjustment to the Purchase Price.

  Certain Post-Closing Covenants.

    Further Actions.

      From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser's affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller shall promptly remit to the Purchaser any funds that are received by the Seller and that are included in, or that represent payment of receivables included in, the Assets. The Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may reasonably deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets, or (ii) defending or compromising any claim or Proceeding relating to any of the Assets (excluding any claim or Proceeding relating to the rights of the Seller under this Agreement or any other agreement between the Seller and the Purchaser). The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

      Seller shall use commercially reasonable efforts to obtain, as promptly as practicable, all necessary third party consents to the assignment of the support agreements set forth in Part 1.2(b) of the Disclosure Schedule.

      Purchaser shall use commercially reasonable efforts to facilitate Seller's sale of the Shares, including making all necessary filings with the Nasdaq National Market in a timely fashion.

    Publicity. Unless after consultation with outside legal counsel it has been reasonably determined it is required to do otherwise in order to comply with applicable Legal Requirements or the rules and regulations of the Nasdaq National Market, each party hereto shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of such party or its Representatives or affiliates in connection with the matters contemplated by the Transactional Documents without the other party's prior written consent; (b) each party shall continue to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) such party, its Representatives and affiliates, keeps strictly confidential, and each such Person does not use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the business of the Seller, the Purchaser or any affiliate of the Purchaser or Seller.

    Restrictive Covenants.

      Each of the Seller and the Purchaser (as applicable) agrees that, during the Noncompetition Period, such party shall not, and such party shall use commercially reasonable efforts to prevent its Affiliates from:

        engaging directly in Competition in any Restricted Territory; or

        directly or indirectly being or becoming a stockholder, owner, co-owner, Affiliate, joint venturer, partner, agent, representative, designer, consultant, advisor, manager, of, for or to, or acquiring or holding (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or through it Affiliates in Competition in any Restricted Territory;

      provided, however, that each party may, without violating this Section 5.3, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Seller or the Purchaser, respectively, and the number of shares of such corporation's capital stock that are owned beneficially (directly or indirectly) by the Seller's Affiliates (or, as applicable, Purchaser's Affiliates) collectively represent less than one percent of the total number of shares of such corporation's capital stock outstanding, and (iii) neither the Seller (or the Purchaser, as applicable) nor any Affiliate of the Seller (or Purchaser, as applicable) is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation. Notwithstanding anything to the contrary herein, the Seller and Purchaser acknowledge and agree that the Purchaser has entered into consulting agreements with Messrs. Schmidt and Shen (as set forth in Section 1.5(b)(vi) hereof) that include noncompetition provisions applicable to them; provided, further that the parties hereto agree that any breach of such noncompetition provisions by Messrs. Schmidt and Shen, respectively, shall not constitute a breach by Seller of this Section 5.3(a).

      Each of the Seller and Purchaser (as applicable) agrees that, during the Noncompetition Period, such party shall not, and shall use commercially reasonable efforts to prevent its Affiliates from directly or indirectly, personally or through others, encouraging, inducing, attempting to induce, soliciting or attempting to solicit (on such party's own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with the Purchaser or any of the Purchaser's Affiliates. (For purposes of this Section 5.3, with respect to Seller, "Specified Employee" shall mean any individual who (i) is or was employed directly in connection with the Dialog Server Product Business on the date of this Agreement or during the 180-day period ending on the date of this Agreement and (ii) remains or becomes an employee of the Purchaser or any of the Purchaser's subsidiaries on the date of this Agreement or at any time during the Noncompetition Period. For purposes of this Section 5.3, with respect to Purchaser, "Specified Employee" shall mean any individual who (i) is or was employed directly in connection with the Paper Product Business of the Seller on the date of this Agreement or during the 180-day period ending on the date of this Agreement and (ii) remains or becomes an employee of the Seller or any of the Seller's subsidiaries (or such of Seller's successors and assigns, but only to the extent directly in connection with the Paper Products Business of Seller as conducted immediately prior to the date of this Agreement or at any time during the Noncompetition Period.)

      The Seller agrees that it shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period): (i) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Purchaser); (ii) use any Confidential Information for any purpose; or (iii) use any Confidential Information for the benefit of any Person (other than the Purchaser).

      Each party, for itself and on behalf of its Affiliates, acknowledges that the business of the other party is conducted throughout the Restricted Territory; that customers of the business of the other party are located throughout the Restricted Territory; and that accordingly, any geographical limitation on the scope of the restrictive covenant set forth in Section 5.3(a) would be meaningless and that by reason thereof, each party, for itself and on behalf of its Affiliates, acknowledges that the scope of the foregoing restrictive covenant is reasonable and necessary in order to protect the interests of the party sought to be protected hereby. The parties hereto acknowledge and agree that the covenants set forth in Sections 5.3(a) - (c) are being entered into by the each party in order to induce the other party to enter into this Agreement and to consummate the transactions contemplated hereby, and in consideration of the amounts to be paid to the Seller hereunder. The parties further acknowledge and agree that no portion of the Purchase Price to be paid to Seller hereunder has been allocated to the covenant set forth in Section 5.3(a) and that no separate consideration or value of such covenant has otherwise been agreed upon by the parties.

  Miscellaneous Provisions.

    Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

    Fees and Expenses.

      The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and all advisory, brokers' or finders' fees payable to Pacific Crest Securities) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

      Subject to the provisions of Article 4 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward llp) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions. Purchaser shall bear all of the fees of the Escrow Agent, except as otherwise set forth in the Escrow Agreement.

    Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to the Seller:

    ActionPoint, Inc.

    1299 Parkmoor Avenue

    San Jose, CA 95126

    Facsimile: 408-232-9292

    Attn: Mr. John Finegan

    with a copy to:

    Gunderson Dettmer Stough

    Villeneuve Franklin & Hachigian, LLP

    610 Lincoln Street

    Waltham, MA 02451

    Facsimile: 781-622-1622

    Attn: Jay K. Hachigian, Esq.

    if to the Purchaser:

    Chordiant Software, Inc.

    20400 Stevens Creek Blvd., Suite 400

    Cupertino, CA 95014

    Facsimile: 408-517-0270

    Attn: Mr. Don Morrison

    with a copy to:

    Cooley Godward LLP

    Five Palo Alto Square

    3000 El Camino Real

    Palo Alto, CA 94306

    Facsimile: 650-857-0663

    Attn: Nancy H. Wojtas, Esq.

    Eliab S. Erulkar, Esq.

    Time Of The Essence. Time is of the essence with respect to this Agreement.

    Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    Governing Law; Venue.

      This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

      Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

        expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

        agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

        agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

    Successors And Assigns; Parties In Interest.

      This Agreement shall be binding upon the Seller and its successors and assigns (if any) and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of the Seller, the Purchaser, and the other Indemnitees (subject to Section 4.7); and the respective successors and assigns (if any) of the foregoing.

      Neither party hereto shall be permitted to assign (other than in connection with a change of control of such party) any of its rights nor delegate any of its obligations under this Agreement without the prior written consent of the other party hereto.

      Except for the provisions of Article 4 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party hereto agrees that: (a) in the event of any Breach or threatened Breach by the other party hereto of any covenant, obligation or other provision set forth in this Agreement or the Transactional Agreements, the other party hereto shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither such party nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

    Waiver.

      No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    Entire Agreement. The Transactional Agreements and any confidentiality obligations contained in the letter agreement between the Purchaser and the Seller dated April 26, 2001, set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

    Knowledge. For purposes of this Agreement, except with respect to Section 4.1(d), "knowledge" shall mean to the best knowledge of such Person after reasonable investigation and shall include that which is known or should have been known.

    Construction.

      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

      Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties to this Agreement have caused this Agreement to be executed and delivered on May 17, 2001.

ActionPoint, Inc.,

a Delaware corporation

By:

Name:

Title:

Chordiant Software, Inc.,

a Delaware corporation

By:

Name:

Title:

.

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accrued Time. "Accrued Time" shall have the meaning set forth in Section 1.2(a)(i) of the Agreement.

Affiliate. "Affiliate" means with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

Agreement. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Assets. "Assets" shall have the meaning set forth in Section 1.1 of the Agreement.

Assumed Liabilities. "Assumed Liabilities" shall have the meaning set forth in Section 1.2(b) of the Agreement.

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been  any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Closing. "Closing" shall have the meaning set forth in Section 1.5(a) of the Agreement.

Closing Date. "Closing Date" shall have the meaning set forth in Section 1.5(a) of the Agreement.

Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

Comparable Entities. "Comparable Entities" shall mean Entities (other than the Seller) that are engaged in businesses similar to the Dialog Server Product Business.

Competing Product. With respect to Seller and its Affiliates, "Competing Product" shall mean any: (i)  any product which combines XML Schema (including extensions) with HTML (possibly augmented with custom attributes) and produces dynamic HTML (HTML with embedded Javascript) and which performs the same primary functions as the Dialog Server Product or (ii) any product or system that is substantially the same as, incorporates, is a material component or part of, or competes directly with any product or system of the type referred to in clause "(i)" of this sentence.

With respect to Purchaser and its Affiliates, "Competing Product" shall mean: (i) any software that converts paper and fax documents to digital images and data and which performs the same primary functions as products constituting the Paper Products Business or (ii) any product or system that is substantially the same as, incorporates, is a material component or part of, or competes directly with any product or system of the type referred to in clause "(i)" of this sentence.

Competing Service. With respect to Seller and its Affiliates, "Competing Service" shall mean any (i) any service (including training, technical support or maintenance services) that directly relates to the Dialog Server Product Business or (ii) any service that is substantially the same as, is based upon or competes directly with any service referred to in clause "(i)" of this sentence.

With respect to Purchaser and its Affiliates, " Competing Service" shall mean (i) any service (including training, technical support or maintenance services) that directly relates to the Paper Products Business or (ii) any service that is substantially the same as, is based upon or competes directly with any service referred to in clause "(i)" of this sentence.

Competition. A Person shall be deemed to be engaged in "Competition" if: (a) such Person or any of such Person's Affiliates is engaged directly or indirectly in the design, development, production, promotion, sale, supply, distribution, support, maintenance, licensing, sublicensing or financing of any Competing Product; or (b) such Person or any of such Person's Affiliates is engaged directly or indirectly in providing, performing or offering any Competing Service.

Confidential Information. "Confidential Information" shall mean any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Dialog Server Product Business (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that "Confidential Information" shall not be deemed to include information of the Dialog Server Product Business that are already publicly known (through no fault of the Seller or its Affiliates, and without breach of any confidentiality restrictions by any other Person) or any information with respect to which disclosure is required by applicable law (provided, however, that the Seller shall have given the Purchaser a reasonable opportunity to seek to enjoin such disclosure, to limit the scope of such disclosure or to seek other protective orders).

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal, expert, accounting or advisory fees), charge, cost (including any reasonable cost of investigation) or expense of any nature.

Definitively Resolved. "Definitively Resolved", with respect to an indemnification claim, shall mean either (i) settled by mutual written agreement of Purchaser and Seller; (ii) a final judgment, court order, or award of a court of competent jurisdiction has been rendered, as evidenced by a certified copy of such judgment, order or award, provided that such judgment, order or award is appealable or the time for taking an appeal has expired; or (iii) thirty (30) days have elapsed since the Indemnifying Party's initial receipt of a claim notice and the Indemnitee has not received, on or before that date, a written notice from the Indemnifying Party disputing such claim in whole or in part.

Dialog Employee. "Dialog Employee" shall have the meaning set forth in Section 2.18(a) of the Agreement.

Dialog Server Product. "Dialog Server Product" shall mean that certain software product of Seller (immediately prior to Closing) which combines XML Schema (including extensions) with HTML (possibly augmented with custom attributes) and produces dynamic HTML (HTML with embedded Javascript) and that allows Persons to deploy and maintain dynamic, personalized Web interactions that consummate end-to-end business on the Internet.

Dialog Server Product Business. "Dialog Server Product Business" shall mean the business of Seller, as conducted immediately prior to the Closing, of designing, developing, producing, promoting, selling, supplying, distributing, licensing and supporting and maintaining the Dialog Server Product.

Disclosure Schedule. "Disclosure Schedule" shall mean the letter (dated as of the date of the Agreement) delivered to each party hereto on behalf of the other party hereto.

Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

Escrow Account. "Escrow Account" shall have the meaning set forth in Section 1.2(a)(iii) of the Agreement.

Escrow Agent. "Escrow Agent" shall have the meaning set forth in Section 1.2(a)(iii) of the Agreement.

Escrow Agreement. "Escrow Agreement" shall have the meaning set forth in Section 1.2(a)(iii) of the Agreement.

Escrow Fund. "Escrow Fund" shall have the meaning set forth in Section 1.2(a)(iii) of the Agreement.

Fair Market Value. "Fair Market Value" shall mean the arithmetic average closing price per share of Purchaser's common stock as quoted on the NASDAQ National Market for the twenty (20) trading-day period ending the day immediately prior to the two (2) trading days which immediately precede (but do not include) the Closing Date. For the avoidance of doubt, it is acknowledged and agreed that "trading day" shall mean the 9:30am to 4:00pm (Eastern Time) hours of operation of the Nasdaq National Market.

Financial Statements. "Financial Statements" shall have the meaning set forth in Section 2.3 of the Agreement.

GAAP. "GAAP" shall mean U.S. generally accepted accounting principles.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi- national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

INA. "INA" shall have the meaning set forth in Section 2.18(e) of the Agreement.

Immaterial Contract. "Immaterial Contract" shall mean any Seller Contract in connection with the Dialog Server Product Business that: (a) was entered into by the Seller in the Ordinary Course of Business; (b) is identical in all material respects to one of the Standard Form Agreements; (c) has a term of less than 90 days or may be terminated by the Seller (without penalty) within ten days after the delivery of a termination notice by the Seller to the other party thereto; and (d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of Ten Thousand Dollars (US $10,000).

Indemnification Threshold. "Indemnification Threshold" shall mean the amount of Twenty-Five Thousand Dollars ($25,000) in the aggregate.

Indemnifying Party. "Indemnifying Party" shall mean the party that is the subject of a claim by an Indemnitee pursuant to Section 4 of the Agreement.

Indemnitees. "Indemnitees" shall mean either the Purchaser Indemnitees or Seller Indemnitees, as the case may be.

Interim Balance Sheet. "Interim Balance Sheet" shall have the meaning set forth in Section 2.3 of the Agreement.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

License Agreement. "License Agreement" shall have the meaning set forth in Section

Noncompetition Period. "Noncompetition Period" shall mean the period commencing on the date of this Agreement and ending on the third anniversary of the date of this Agreement.

Order. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall only be deemed to have been taken in the "Ordinary Course of Business" if:

(a) such action is recurring in nature, is consistent with the past practices of the Seller with respect to the Dialog Server Product Business and is taken in the ordinary course of the normal day-to-day operations of the Dialog Server Product Business;

(b) such action is not required to be authorized by the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special board of directors authorization of any nature; and

(c) such action is similar in nature and magnitude to comparable actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.

Paper Product Business. "Paper Product Business" shall mean the business of Seller, as conducted immediately prior to the Closing, of designing, developing, producing, promoting, selling, supplying, distributing, licensing and supporting and maintaining software that converts paper and fax documents to digital images and data.

Person. "Person" shall mean any individual, Entity or Governmental Body

Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. "Proprietary Asset" shall mean any Asset which is a: patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or any other intellectual property right or intangible asset.

Purchase Price. "Purchase Price" shall have the meaning set forth in Section 1.2(a) of the Agreement.

Purchaser. "Purchaser" shall have the meaning set forth in the Preamble of the Agreement.

Purchaser SEC Documents. "Purchaser SEC Documents" shall have the meaning set forth in Section 3.5(a) of the Agreement.

Purchaser Indemnitees. "Purchaser Indemnitees" shall mean the following Persons: (a) the Purchaser; (b) the Purchaser's current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

Registration Rights Agreement. "Registration Rights Agreement" shall have the meaning set forth in Section 1.5(b)(xii) of the Agreement.

Related Party. Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer of the Seller or Purchaser; (b) each member of the family of each of the individuals referred to in clause "(a)" above; (c) any Entity (other than the Seller or Purchaser) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest; and (d) any Affiliate of Seller or Purchaser.

Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Restricted Territory. "Restricted Territory" shall mean each county or similar political subdivision of each State of the United States of America (including each of the counties in the State of California), each State, territory or possession of the United States of America, each political subdivision of each country (and all territories and possessions of such countries) in the European Union as presently constituted.

SEC. "SEC" shall mean the U.S. Securities and Exchange Commission.

Securities Act. "Securities Act shall have the meaning set forth in Section 2.30(a) of the Agreement.

Seller. "Seller" shall have the meaning set forth in the Preamble of the Agreement.

Seller Contract. "Seller Contract" shall mean any Contract primarily in connection with the Dialog Server Product Business (other than Contracts regarding the acquisition of the Dialog Server Product Business): (a) to which the Seller is a party; (b) by which the Seller or any of the Assets is bound or under which the Seller has any obligation; or (c) under which the Seller has any right or interest.

Seller Indemnitees. "Seller Indemnitees" shall mean the following Persons: (a) the Seller; (b) the Seller's current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

Seller Proprietary Asset. "Seller Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Seller in the conduct (current or contemplated, immediately prior to Closing) of the Dialog Server Product Business or otherwise used by the Seller in connection with the Dialog Server Product Business.

Seller Source Code. "Seller Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Seller Proprietary Asset.

Shares. "Shares" shall have the meaning set forth in Section 2.30(a) of the Agreement.

Specified Employee. "Specified Employee" shall have the meaning set forth in Section 5.3 (b) of the Agreement.

Stockholder. "Stockholder" shall mean any stockholder of the Seller.

Standard Form Agreements. "Standard Form Agreements" shall mean the forms of agreements attached as Appendices 2.14(A) and 2.14(B) to the Disclosure Schedule.

Tax. "Tax" shall mean any tax that could result in either a lien on the Assets after they are transferred to the Purchaser or in any liability for the Purchaser (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax- sharing agreement or similar Contract.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Registration Rights Agreement; (d) the License Agreement and (e) the agreements referred to in Section 1.5(b)(v) of the Agreement.

Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.

Transferred Intellectual Property. "Transferred Intellectual Property" shall have the meaning set forth in Section 1.5(b)(xi) of the Agreement.

1. Sale of Assets; Related Transactions 1

1.1 Sale of Assets 1

1.2 Purchase Price 1

1.3 Sales Taxes 2

1.4 Allocation 2

1.5 Closing 2

2. Representations and Warranties of the Seller 4

2.1 Due Organization; No Subsidiaries; Etc 4

2.2 Records 4

2.3 Financial Statements 4

2.4 Absence Of Changes 5

2.5 Title To Assets 6

2.8 Customers; Distributors 6

2.10 Equipment, Etc 7

2.12 Proprietary Assets 7

2.13 Contracts 9

2.14 Liabilities; Major Suppliers 10

2.15 Compliance with Legal Requirements 10

2.16 Governmental Authorizations 11

2.17 Tax Matters 11

2.18 Employee And Labor Matters 12

2.19 Environmental Matters 13

2.21 Sale of Products 13

2.22 Performance Of Services 13

2.24 Related Party Transactions 14

2.25 Foreign Corrupt Practices 14

2.26 Proceedings; Orders 14

2.27 Authority; Binding Nature Of Agreements 15

2.28 Non-Contravention; Consents 15

2.29 Brokers 16

2.30 Investment Representations 16

2.31 Full Disclosure 16

3. Representations and Warranties of the Purchaser 17

3.1 Authority; Binding Nature Of Agreements 17

3.2 Brokers 17

3.3 Valid Issuance 17

3.5 SEC Filings of the Purchaser. 17

3.6 Compliance with Legal Requirements. 18

3.7 Proceedings; Orders 18

3.8 Non-Contravention; Consents 18

3.9 Full Disclosure 19

4. Indemnification, Etc 19

4.1 Survival Of Representations And Covenants 19

4.2 Indemnification by the Seller 20

4.3 Indemnification By Purchaser 20

4.4 Setoff 21

4.5 Exclusivity Of Indemnification Remedies; Limitations 21

4.6 Defense Of Third Party Claims 22

4.7 Exercise Of Remedies By Indemnitees Other Than Purchaser or Seller 23

4.8 Treatment of Indemnity Payments. 23

5. Certain Post-Closing Covenants 23

5.1 Further Actions 23

5.2 Publicity 24

6. Miscellaneous Provisions 26

6.1 Further Assurances 26

6.2 Fees and Expenses 26

6.3 Attorneys' Fees 27

6.4 Notices 27

6.5 Time Of The Essence 28

6.6 Headings 28

6.7 Counterparts 28

6.8 Governing Law; Venue 28

6.9 Successors And Assigns; Parties In Interest 29

6.10 Remedies Cumulative; Specific Performance 29

6.11 Waiver 29

6.12 Amendments 30

6.13 Severability 30

6.14 Entire Agreement 30

6.15 Knowledge 30

6.16 Construction 30

List of Exhibits

Exhibit A Certain Definitions

Exhibit B Escrow Agreement

Exhibit C Warranty Bill of Sale and Assignment

Exhibit D Trademark Assignment

Exhibit E Registration Rights Agreement

Exhibit F End-User License Agreement

List of Schedules to Asset Purchase Agreement

Part 1.1(1) List of Assets

Part 1.2(a)(i) List of Employees; Accrued but Unpaid Vacation and Sick Time

Part 1.2(b) Seller Contracts

Part 2.1(a) Jurisdictions and Good Standing

Part 2.1(b) Foreign Jurisdictions

Part 2.1(c) Trade Names

Part 2.4(e) List of Transferred or Leased of Assets

Part 2.5(a) List of Leased Assets

Part 2.5(b) List of Encumbrances

Part 2.5(c) List of Assets Necessary to the Dialog Server Product Business, Not Received

Part 2.8 Customers and Distributors

Part 2.10 Tangible Assets

Part 2.12 (a)(i) List and description of all proprietary assets owned by Seller and registered with any Governmental Body or for which application has been filed with any Governmental Body

Part 2.12(a)(ii) List and description of all proprietary assets owned by Seller that are material to the Dialog Server Product Business as conducted by Seller immediately prior to Closing.

Part 2.12(b) Confidentiality Measures

Part 2.13(a) List and description of each Seller Contract, except for any Immaterial Contract, and all amendments thereto.

Part 2.13(b) Violations or Breaches of any Seller Contracts

Part 2.13(i) List of all proposed Seller Contracts

Part 2.16 List of each Governmental Authorization held by Seller

Part 2.18(a) Name, Title, Compensation, Sick-time and Vacation Accrual for each Employee

Part 2.18(b) List of all Employment Contracts and Union Contracts

Part 2.18(e) Non-U.S. Citizens

Part 2.18(f) Name of each Independent Contractor hired by Seller and description of the Services performed

Part 2.21 Recalls or Similar Actions

Part 2.29 List of any Persons who may be entitled to receive brokerage commissions or similar payments in connection with the transactions

Part 3.5(a) Nasdaq Filings (Purchaser)

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